Exhibit 99.1

Risks related to our business

Economic conditions could adversely affect the profitability of some or all of our businesses.

Recent turmoil in the financial markets has adversely affected economic activity in the United States and other regions of the world in which we do business. Our operations and performance depend significantly on worldwide economic conditions. Many of our products are discretionary items and the purchase of these items may be easily deferrable by consumers should the financial wherewithal of consumers not justify such purchases. Uncertainty about current global economic conditions poses a risk as some consumers and businesses have postponed spending in response to tighter credit, negative financial news and/or declines in income or asset values, which has had a material negative effect on the demand for our products and services. A decrease in the budgets of our institutional customers, such as schools could also lead to decreased spending by such customers on our products which could have a material negative impact on our operations. In the current fiscal year, we have experienced the effect of consumers trading down price points and delaying certain discretionary purchases, which has resulted in retailers reluctance to place orders for inventory in advance of selling seasons. Further, institutional customers have reduced or deferred purchases due to budget constraints. These trends have had and may continue to have a negative impact on our businesses.

Collectability of receivables from our customers may also be adversely affected, causing an increase in aged receivables and/or a reduced collection rate. If we are forced to write off uncollectible accounts as a result, our profitability would be adversely affected. These conditions could also impair the ability of those with whom we do business to satisfy their obligations to us. A sustained decline in economic conditions could further reduce demand for our products, driving down their prices. In addition, the economic downturn could adversely affect the fiscal health of key customers or impair their ability to continue to operate during a recessionary period, which would decrease our revenues unless we are able to replace any lost business. Other factors that could influence demand include increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer spending behavior.

The uncertain worldwide economic environment could cause the reported financial information not to be necessarily indicative of future operating results or of future financial condition. The current economic environment continues to affect our business in a number of direct and indirect ways including: lower net sales from slowing consumer demand for our products; tighter inventory management by retailers; reduced profit margins due to pricing pressures and an unfavorable sales mix due to a higher concentration of sales of mid to lower price point products; changes in currency exchange rates; lack of credit availability, particularly for specialty retailers; and business disruptions due to difficulties experienced by suppliers and customers.

Recent turmoil in the financial markets could adversely affect our business, increase our cost of borrowing and impede access to or increase the cost of financing our operations and investments.

United States and global credit and equity markets have recently undergone significant disruption, making it difficult for many businesses to obtain financing on acceptable terms. In addition, equity markets are continuing to experience rapid and wide fluctuations in value. If these conditions continue or worsen, our cost of borrowing may increase and it may be more difficult to obtain financing for our operations or investments. In addition, our borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on our performance as measured by credit metrics such as interest coverage and leverage ratios. A decrease in these ratings could increase our cost of borrowing and/or make it more difficult for us to obtain financing in the future. The disruption in the global financial markets has also impacted some of the financial institutions with which we do business and may impair the ability of banks to honor draws on our credit facility. A sustained decline in the financial stability of financial institutions could affect our ability to secure credit-worthy counterparties for our interest rate and foreign currency hedging programs and could affect our ability to settle existing contracts.

There could be a number of other effects from the credit crisis on our business, including insolvency of key suppliers resulting in product delays; inability of customers, including channel partners, to obtain credit to finance purchases of our products; potential insolvencies of such customers, or channel partners; and failure of derivative counterparties and other financial institutions negatively impacting our treasury operations.

Our products face intense competition, and if we cannot compete successfully in our industry, we could lose market share and our business could be adversely affected.

Although we believe that we have no competitors that challenge us across all of our product lines, the markets for our products are highly competitive and we face competition from a number of sources in many of our product lines. Competition is primarily based on brand name recognition, product features, style, quality, price and customer service. Our baseball and softball equipment business has numerous national and international competitors, including Rawlings Sporting Goods, Worth Sports, Wilson Sporting Goods, Louisville Slugger and Mizuno Corp. Our ice hockey equipment business principally competes with Bauer Hockey and Reebok-CCM Hockey. Our football equipment business competes with several companies, including Adams USA, Schutt Sports, Douglas Protective Equipment and Rawlings Sporting Goods and our reconditioning business competes with many regional companies. Our uniform and practice wear business also competes with national businesses such as Adidas, Nike, Russell Athletic and Under Armour. Our cycling helmet, accessories and component business competes with several national and regional competitors, including Dorel Industries, Trek Bicycle Corporation and Specialized Bicycle Components, as well as with several other international companies. In the snowsports helmet market, we compete with several domestic and international brands, including, Boeri, Carrera, Leedom, Marker, Pro-Tec, R.E.D., which is owned by The Burton Corporation, Salomon, which is owned by Amer Sports, and Smith. In the powersports helmet market, we compete against such well-known brands as Arai, Shoei, HJC and KBC. Many of these competitors are significantly larger and have greater financial resources than we do.

In order to compete effectively, we must (1) maintain the image of our brands and our reputation for quality and performance in our core markets; (2) be flexible and innovative in responding to changing market demands on the basis of brand image, style, performance and quality; (3) keep pace with rapid changes in marketing strategies; and (4) offer consumers a wide variety of high quality products at competitive prices. The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. Several of our competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as sales and marketing and strategic acquisitions. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our ability to expand into other product lines may be inhibited by the risk of infringing intellectual property held by our competitors and, if we hold intellectual property rights in an area that competitors are expanding into, we cannot assure that we will successfully challenge such expansion. Furthermore, our inability to maintain or expand our intellectual property assets may inhibit our ability to comply with license terms concerning intellectual property assets. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the apparel, sporting goods and footwear industries.

Increased competition in the markets for our products may cause us to reduce our prices to retailers and customers, which would cause our gross margin to decline if we are unable to offset price reductions with comparable reductions in our product costs. If our gross margin declines, our profitability could decline and we could incur operating losses that we may be unable to fund or sustain for extended periods of time, if at all. We cannot assure you that additional competitors will not enter our existing markets or that we will be able to compete successfully against existing or new competition.

Sales of our products may be adversely affected if we cannot effectively introduce new and innovative products.

The sporting goods industry is subject to constantly and rapidly changing consumer demands based on performance features. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and quality of our brands. We believe the historical success of our business has been attributable, in part, to the introduction of products, which represent an improvement in performance over products then available in the market. Our future success will depend, in part, upon our continued ability to adapt to new materials, and to develop and introduce innovative products in the sports equipment and accessories markets in which we compete. Our success is also dependent on our ability to prevent competitors from copying our innovative products. We may not be able to obtain intellectual property protection for an innovative product and, even if we do, we cannot assure that we would be successful in challenging a competitor’s attempt to copy that product. Furthermore, successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. Our competitors may obtain intellectual property protection for superior products that would preclude us from offering the same or similar features. Our competitive position could be particularly harmed if a competitor’s proprietary product feature became the industry standard. If we do not introduce successful new products or our competitors introduce products that are superior to ours, our customers may purchase products from our competitors, which will result in a decrease in our net sales and excess inventory levels, and will adversely affect our business.

As is typical with new products, market acceptance of new designs and products we may introduce is subject to uncertainty. In addition, we generally make decisions regarding product designs significantly in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold finished goods inventory or other conditions which could have a material adverse effect on our results of operations.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management, financial and operational resources. If we do not continue to develop innovative products that provide better design and performance attributes than the products of our competitors and that are accepted by consumers, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our revenues and market share.

The value of our brand and sales of our products could be diminished if we, the athletes who use our products or the sport categories in which we compete, are associated with negative publicity.

We sponsor a variety of athletes and feature those athletes in our advertising and marketing materials, and many athletes and teams use our products, including those teams or leagues for which we are an official supplier. Actions taken by athletes, teams or leagues associated with our products that harm the reputations of those athletes, teams or leagues could also harm our brand image and result in a material decrease in our net sales, net income, and cash flows which could have a material adverse effect on our financial condition and liquidity. We may also select athletes who are unable to perform at expected levels or who are not sufficiently marketable, which could also have an adverse effect on our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be as effective or may result in additional costs. Also, union strikes or lock-outs affecting play could negatively impact the popularity of a sport, which could have a material adverse effect on our net sales of products used in that sport. Furthermore, negative publicity resulting from severe injuries or death occurring in the sports in which our products are used could negatively affect our reputation and result in restrictions or bans on the use of our products. For example, national media recently reported on the results of several scientific studies suggesting that concussive injuries associated with football may increase rates of various physical and mental disabilities among players. In response to these reports, the House Judiciary Committee held hearings to discuss the NFL’s efforts to protect players from head injury. If the popularity of football among players and fans were to decrease due to these risks or the associated negative publicity, sales of certain of our products could decrease and it could have a negative impact on our net sales, profitability and operating results. In addition, we could become exposed to additional claims and litigation relating to the use of our products and our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

In addition, in the past, in response to injuries or death caused by balls hit off non-wood bats, several state legislatures and other local governing bodies have introduced bills to ban non-wood bats in youth sports. For example, in March 2007, the New York City Council passed a law banning non-wood bats in high school games. A successful bill in a state legislature or other local governing bodies or a change in National Collegiate Athletic Association (“NCAA”) regulations to restrict or ban the use of non-wood bats could adversely affect our business. In the past, the NCAA has also considered restricting the use of non-wood bats and passed regulations limiting batted ball speed. In August 2009, the NCAA placed a moratorium on the use of composite bats in NCAA competition. The NCAA’s concern about composite bats is that they are susceptible to performance improvement above standards set by the NCAA, either through normal use or alterations to the bats made illegally by players. The NCAA is currently evaluating whether to allow composite bats in NCAA play this coming season and what standards would have to be met if composite bats are permitted. If the NCAA were to prohibit composite bats, or if we were not able to adapt our products to the standards the NCAA may develop, it could have a negative impact on our operating results.

The success of our business is dependent on our affiliation with athletes, athletic associations and leagues.

We sponsor numerous professional athletes in baseball, cycling, ice hockey, action sports, snowsports and powersports who endorse and use our products, including our Easton branded baseball equipment and ice hockey sticks and our Bell and Giro branded helmets. We believe these sponsorships contribute to the authenticity and image of our brands. In addition, under our agreement with the National Football League (“NFL”), the Riddell name may appear on the front of and on the chin strap of all of our football helmets used in NFL play, and no other brand name may appear on a football helmet, face mask or chin strap used in NFL play. Also, our equipment is used by numerous Division I NCAA sports teams. We believe that these relationships increase sales of our products by enhancing the visibility of our brands and related trademarks and exposure of our branded products to other customers and, in certain instances, provide us with a significant competitive advantage. If we were to lose the benefits of these relationships, or if they were to deteriorate in a material way, our business and results of operations, financial condition and cash flow could be adversely affected.

We cannot assure you that we will be able to maintain our existing relationships with these professional athletes or leagues in the future or that we will be able to attract new athletes or leagues to endorse our products. Larger companies with greater access to capital for athlete or league sponsorship may in the future increase the cost of sponsorship to levels we may choose not to match. If this were to occur, our sponsored athletes or leagues may terminate their relationships with us and endorse the products of our competitors and we may be unable to obtain endorsements from other, comparable athletes or leagues.

Sales of our products will be adversely affected if we cannot satisfy the standards established by testing and athletic governing bodies.

Our products are designed to satisfy the standards established by a number of regulatory and testing bodies, including the Department of Transportation, the Consumer Product Safety Commission (“CPSC”), the Hockey Equipment Certification Council (“HECC”), Canadian Standards Association (“CSA”), National Operating Committee on Standards for Athletic Equipment (“NOCSAE”) and the Snell Memorial Foundation, as well as by athletic organizations and governing bodies, including the NFL, National Hockey League (“NHL”), Major League Baseball (“MLB”), NCAA and Little League Baseball and Softball. In addition, conferences within these athletic organizations have their own standards that can be stricter than the standards promulgated by the organizations themselves. For certain products, we rely on our in-house testing equipment to ensure that such products comply with these standards. We cannot assure you that our future products will satisfy these standards, that our in-house testing equipment will produce the same results as the equipment used by the applicable testing bodies, athletic organizations and governing bodies or that existing standards will not be altered in ways that adversely affect our brands and the sales of our products. Any failure to comply with applicable standards could have a material adverse effect on our business.

Our results of operations may suffer if we are not able to adequately forecast demand for our products.

To reduce purchasing costs and ensure supply, we place orders with our suppliers far in advance of the time period we expect to deliver our products. However, a large portion of our products are sold into consumer markets that are difficult to accurately forecast. If we fail to accurately forecast demand for our products, we may experience excess inventory levels or inventory shortages. Factors that could affect our ability to accurately forecast demand for our products include:

•	changes in consumer demand for our products or the products of our competitors;

•	new product introductions by our competitors;

•	failure to accurately forecast consumer acceptance of our products;

•	adverse weather during key sporting seasons;

•	unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction or increase in the rate of reorders placed by retailers;

•	weakening of economic conditions or consumer confidence in future economic conditions, which could reduce demand for discretionary items, such as our products;

•	terrorism or acts of war, or the threat thereof, which could adversely affect consumer confidence and spending or interrupt production and distribution of products and raw materials; and

•	general economic conditions.

Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could significantly harm our operating results and impair the value of our brands. Inventory shortages may result in unfulfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost net sales, any of which could harm our business.

The loss of one or more key customers could result in a material loss of revenues.

Our customers do not have any contractual obligations to purchase our products in the future. For the fiscal year ended January 3, 2009, our top 10 customers collectively accounted for approximately 32.9% of our net sales, and Wal-Mart, our largest customer, accounted for approximately 15.3% of our net sales. We face the risk that one or more of these key customers may not increase their business with us as we expect, may significantly decrease their business with us, may negotiate lower prices or may terminate their relationship with us altogether. The failure to increase our sales to these customers would have a negative impact on our growth prospects and any decrease or loss of these key customers’ business could result in a material decrease in our net sales and net income. In addition, our customers in the retail industry are experiencing consolidation, contractions and financial difficulties. A large portion of our sales are to sporting goods retailers. Many of our smaller retailers and some larger retailers are not strongly capitalized. Adverse conditions in the sporting goods retail industry can adversely impact the ability of retailers to purchase our products, or could lead retailers to request credit terms that would adversely affect our cash flow and involve significant risks of nonpayment. As a result, we may experience a loss of customers or the uncollectability of accounts receivable in excess of amounts against which we have reserved.

Many of our products or components of our products are provided by a limited number of third-party suppliers and manufacturers and, because we have limited control over these parties, we may not be able to obtain quality products on a timely basis or in sufficient quantities.

We rely on a limited number of suppliers and manufacturers for many of our products and for many of the components in our products. During the fiscal year ended January 3, 2009, approximately 30.2% of our raw materials for the products we manufacture were sourced from international suppliers. In addition, a substantial portion of our products are manufactured by third-party manufacturers, and during the fiscal year ended January 3, 2009, approximately 200 international manufacturers produced approximately 89.5% of our purchased finished goods. We do not generally maintain long-term contracts with our third-party suppliers and manufacturers, and we compete with other businesses for raw materials, production capacity and capacity within applicable import quotas.

Should our current third-party manufacturers become incapable of meeting our manufacturing requirements in a timely manner or cease doing business with us for any reason, our business and financial condition could be adversely affected. If we experience significant increased demand, or need to replace an existing manufacturer, there can be no assurance that additional supplies of raw materials or additional manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier or manufacturer would allocate sufficient capacity to us in order to meet our requirements. In addition, should we decide to transition existing in-house manufacturing to third-party manufacturers, the risk of such a problem could increase. Even if we are able to expand existing or find new manufacturing sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. For example, we experienced quality issues when the manufacturing of composite baseball and softball bats was outsourced, which led to an increase in returns of defective bats in 2008. The issue was successfully addressed by working with the supplier in Asia to improve process controls to allow for the identification and resolution of quality issues prior to products being sold into the marketplace. Any material delays, interruption or increased costs in the supply of raw materials or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower revenues and net income both in the short and long term.

In addition, there can be no assurance that our suppliers and manufacturers will continue to provide raw materials and to manufacture products that are consistent with our standards and that comply with all applicable laws and regulations. We have occasionally received, and may in the future continue to receive, shipments of products that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net sales resulting from the inability to sell those products and could incur related increased administrative and shipping costs. If we are unable to sell products, we could lose trademark registrations applicable to those products for failure to make use of the mark. Any violation of our policies or any applicable laws and regulations by our suppliers or manufacturers could interrupt or otherwise disrupt our sourcing, adversely affect our reputation or damage our brand image. While we do not control these suppliers, manufacturers or licensees or their labor practices, a negative publicity regarding the production methods of any of our suppliers, manufacturers or licensees could adversely affect our reputation and sales and force us to locate alternative suppliers, manufacturing sources or licensees.

The cost of raw materials could affect our operating results.

The materials used by us, our suppliers and our manufacturers involve raw materials, including carbon-fiber, aluminum and petroleum-based products. Significant price fluctuations or shortages in petroleum or other raw materials, or the introduction of new and expensive raw materials, could have a material adverse effect on our cost of goods sold, operations and financial condition.

The success of our business is dependent upon our information systems.

Our ability to effectively manage and maintain our inventory, process transactions, ship products to our customers on a timely basis and maintain cost-efficient operations is dependent on information technology and on our information systems. We continue to plan for our long-term growth by investing in operations management and infrastructure. We substantially completed in our second fiscal quarter of 2009 the implementation of SAP’s Enterprise Resource Program (“ERP”) system, an enterprise-wide software platform encompassing finance, sales and distribution, manufacturing and materials management. We may experience difficulties in operating our business under SAP’s ERP, any of which could disrupt our operations, including our ability to timely ship and track product orders to customers, project inventory requirements, manage our supply chain and otherwise adequately service our customers.

Our success is dependent on our ability to protect our worldwide intellectual property rights and if we are unable to enforce and protect our intellectual property rights, our competitive position may be harmed.

We rely on a combination of patent, trademark, and trade secret laws in the United States and other jurisdictions and contractual restrictions, such as confidentiality agreements, to protect certain aspects of our business. We also enter into invention assignment agreements with our employees and consultants. However, while we have selectively pursued patent and trademark protection in the United States, Europe, and Canada; in some countries we have not perfected important patent and trademark rights. Our success depends in part on our ability to protect our trademarks and patents from unauthorized use by others. If substantial unauthorized use of our intellectual property rights occurs, we may incur significant financial costs in prosecuting actions for infringement of our rights, as well as the loss of efforts by engineers and managers who must devote attention to these matters. We cannot be sure that our patents and trademarks, or other protections such as confidentiality, will be adequate to prevent imitation of our products and technology by others. We may be unable to prevent third parties from using our intellectual property without our authorization, particularly in countries where we have not perfected our proprietary rights, where the laws or law enforcement practices do not protect our proprietary rights as fully as in the United States, or where intellectual property protection is otherwise limited or unavailable. In some foreign countries where intellectual property laws or law enforcement practices do not protect our proprietary rights as fully as in the United States, third-party manufacturers may be able to manufacture and sell imitation products and diminish the value of our brands. If we fail to obtain patent and trademark protection, maintain our existing patent and trademark rights, or prevent substantial unauthorized use of our technology and brands, we risk the loss of our intellectual property rights and competitive advantages we have developed, causing us to lose net sales and harm our business. Accordingly, we devote substantial resources to the establishment and protection of our trademarks, and patents and continue to evaluate the registration of additional trademarks, patents and service marks, as appropriate. We cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications will be approved, third parties may seek to oppose or otherwise challenge these registrations.

We cannot assure that any third party patents and trademarks for which we have obtained licenses are adequately protected to prevent imitation by others. If those third party owners fail to obtain or maintain adequate patent and trademark protection or prevent substantial unauthorized use of the licensed intellectual property, we risk the loss of our rights under the third party intellectual property and competitive advantages we have developed based on those rights.

We cannot assure that our actions taken to establish and protect our technology and brands will be adequate to prevent others from seeking to block sales of our products or to obtain monetary damages, based on alleged violation of their patents, trademarks or other proprietary rights. In addition, our competitors have obtained and may continue to obtain patents on certain features of their products, which may prevent us from offering such features on our products, may subject us to patent litigation, and in turn, could result in a competitive disadvantage to us. Moreover, third parties may independently develop technology or other intellectual property that is comparable with or similar to our own, and we may not be able to prevent their use of it.

Our best known brands and branded products include Easton, Bell, Giro and Riddell. We believe that these trademarked brands are a core asset of our business and are of great value to us. If we lose the use of a product name, our efforts spent building that brand will be lost and we will have to rebuild a brand for that product, which we may or may not be able to do. We also note that in connection with our acquisition of Easton, we agreed that certain affiliates of one of Parent’s members, Jas. D. Easton, Inc., have the right to continue to use the Easton brand name in certain product areas, although we retain ownership of the Easton mark. Although we do not intend to compete with these entities in such product areas, we also do not control such entities and therefore can make no assurances as to how they will conduct business under the Easton brand name.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

From time to time, third parties have challenged our patents, trademark rights and branding practices, or asserted intellectual property rights that relate to our products and product features. We may be required to defend such claims in the future, which, whether or not meritorious, could result in substantial costs and diversion of resources and could negatively affect our results of operations or competitive position. Should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all), to pay damages, or cease making or selling any of our products. We may also need to redesign or rename some of our products to avoid future infringement liability. For example, we are currently a defendant in a patent infringement proceeding relating to certain of our hockey skates, however, even if we do not prevail, we would not expect the result to be material to our business. Moreover, our involvement in litigation against third parties based on infringement of our intellectual property rights presents some risk that our intellectual property rights could be challenged and invalidated. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

We are subject to product liability, warranty, recall and other claims and our insurance coverage may not cover such claims.

Our business exposes us to warranty claims and claims for product liability in the event products manufactured, designed or reconditioned by us actually or allegedly fail to perform as expected, or the use of these products results, or is alleged to result, in personal injury or death. We have various pending product liability cases against us. We vigorously defend or attempt to settle product liability cases brought against us. However, there is no assurance that we can successfully defend or settle all such cases. We believe that we are not currently subject to any material product liability claims not covered by insurance, although the ultimate outcome of these and future claims cannot presently be determined. Management obtains an actuarial analysis and has established an accrual for probable losses based on this analysis, which considers, among other factors, the Company’s previous claims history and available information on alleged claims. However, due to the uncertainty involved with estimates, actual results could vary substantially from those estimates. Because product liability claims are part of the ordinary course of our business, we maintain product liability insurance, which we believe is adequate. Our insurance policies provide coverage against claims resulting from alleged injuries arising from the Company’s products sustained during the respective policy periods, subject to policy terms and conditions. For claims occurring on or after August 1, 2008, and certain other claims that occurred during previous “claims-made” policy periods, the Company’s primary and excess product liability policies, which will expire in January 2010, provide a total limit of $43 million in the aggregate for indemnity, subject to self-insured retentions. We cannot assure you that this coverage will remain available in the future, that our insurers will be financially viable when payment of a claim is required, that the cost of such insurance will not increase, or that this insurance will ultimately prove to be adequate under our various policies. Furthermore, future rate increases might make insurance uneconomical for us to maintain. These potential insurance problems or any adverse outcome in any liability suit could create increased expenses which could harm our business. We are unable to predict the nature of product liability claims that may be made against us in the future with respect to injuries, diseases or other illnesses resulting from the use of our products or the materials incorporated in our products.

With regard to warranty claims, our actual product warranty obligation could materially differ from historical rates, which would oblige us to revise our estimated warranty liability accordingly. Adverse determinations of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and could harm our reputation, reducing the success of our business.

In addition, if any of our products are, or are alleged to be defective, we may be required to or voluntarily participate in a recall of that product. For example, we recently conducted a voluntary recall of a single bicycle stem product line as a preventative measure. Although we have never had a material recall, if we were to recall one or more of our material products, it would be a substantial cost to us and our relationships with our customers could be irreparably harmed and could materially and adversely affect our business.

In addition to the matters discussed in the preceding paragraphs, the Company is, from time to time, a party to various other legal claims and actions incidental to its business, including, without limitation, employment-related and intellectual property infringement claims. Management believes that none of these claims or actions, either individually or in the aggregate, is material to its business or financial condition.

Our international sourcing and sales network subjects us to additional risks and costs, which may differ in each country in which we do business and may cause our profitability to decline.

During the fiscal year ended January 3, 2009, we purchased approximately $325.6 million of finished goods and raw materials from international third-party suppliers. A significant amount of these purchases were from vendors in Asia, the majority of which were located in mainland China. Most of what we purchase in Asia is finished goods rather than raw materials. We expect to increase our international sourcing in the future. In addition, a significant percentage of our net sales are to customers outside the United States, including Canada and Europe. Consequently, our business is subject to the risks generally associated with doing business abroad. We cannot predict the effect of various factors in the countries in which we sell our products or where our suppliers are located, including, among others: (i) recessionary trends in international markets; (ii) legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; (iii) difficulties in enforcing intellectual property rights; (iv) increases in transportation costs or delays; (v) work stoppages and labor strikes; (vi) fluctuations in exchange rates; (vii) political unrest, terrorism and economic instability, and (viii) limitations on repatriation of earnings. If any of these or other factors were to render the conduct of our business in a particular country undesirable or impractical, our business and financial condition could be adversely affected.

Our business is also subject to the risks associated with the enactment of additional United States or foreign legislation and regulations relating to exports or imports, including quotas, duties, taxes or other charges or restrictions. If imposed, such legislation and regulations could have a material adverse effect on our net sales and profitability.

We also may be adversely affected by significant fluctuations in the value of the United States dollar relative to other currencies. We generally purchase goods made by foreign manufacturers in United States dollars, and therefore, changes in the value of the United States dollar can have an immediate effect on the cost of our purchases. If we experience increased costs as a result of exchange rate fluctuations and we are unable to increase our prices to a level sufficient to compensate for such increased costs, our gross margins would decline and we could become less price-competitive with companies who manufacture their products in the United States.

Changes in foreign currency exchange or interest rates could affect our revenues and costs.

We are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of our international subsidiaries that are denominated in currencies other than their functional currencies. We are also exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in United States dollars, and to fluctuations in interest rates related to our variable rate debt. In some cases, as part of our risk management strategies, we may choose not to hedge our exposure to foreign currency exchange rate changes, or we may choose to maintain variable interest rate debt. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position. Furthermore, we are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our consolidated financial statements due to the translation of the statements of income and balance sheets of our international subsidiaries into United States dollars. A significant portion of our production and sourcing and approximately 13.9% of our net sales in the fiscal year ended January 3, 2009 were denominated in foreign currencies and subject to exchange rate fluctuation risk. The reported revenues and expenses of our international subsidiaries would decrease if the United States dollar increased in value in relation to other currencies, including, the Canadian dollar, British pound, Euro and Taiwan dollar. Finally, changes in exchange rates for foreign currencies may reduce international demand for our products, increase our labor or supply costs in non-United States markets, or reduce the United States dollar value of revenue we receive from other markets. These and other economic factors could have an adverse effect on demand for our products and services and on our financial condition and operating results.

Our current executive officers, management and key employees are critical to our success, and the loss of any of these individuals could harm our business, brands and image.

The success of our business is dependent upon the management and leadership skills of Paul Harrington, our President and Chief Executive Officer, members of our senior management team and other key personnel, including certain members of our product development team. Competition for these individuals’ talents is intense, and we may not be able to attract and retain a sufficient number of qualified personnel in the future. Our company does not currently maintain any key man insurance coverage, and the loss of any such personnel or the inability to attract and retain key personnel could delay the development and introduction of new products, harm our ability to sell our products, damage the image of our brands and prevent us from executing our business strategy.

We may not succeed in integrating an acquisition into our operations, which could have a material adverse effect on our operations, results of operations and financial condition.

We may continue to expand our business and operations through strategic acquisitions. The value of our company will be affected by our ability to achieve the benefits expected from any strategic acquisitions we may undertake in the future. Achieving these benefits will depend in part upon meeting the challenges inherent in the successful combination of these enterprises. In particular, we may have difficulty and may incur unanticipated expenses related to integrating management, personnel and operations generally. Such an acquisition may also cause a substantial diversion of our management’s attention from day-to-day operations, and the assumption of liabilities of an acquired business, including unforeseen liabilities. Additionally, we may not be able to achieve any anticipated cost savings for many reasons, including an inability to take advantage of expected tax savings. Failure to integrate these acquisitions successfully may have a material adverse effect on our business, results of operations and financial condition.

The seasonality of our sales may have an adverse effect on our operations and our ability to service our debt.

Our business is subject to seasonal fluctuations. This seasonality requires that we effectively manage our cash flows over the course of the year. If our sales were to fall substantially below what we would normally expect during particular periods, our annual financial results would be adversely impacted and our ability to service our debt may also be adversely affected. In addition, quarterly results may vary from year to year due to the timing of new product introductions, major customer shipments, inventory holdings of significant customers, adverse weather conditions and the sales mix of products sold. Accordingly, comparisons of quarterly information from our results of operations may not be indicative of our ongoing performance.

Employment related matters, such as unionization, may affect our profitability.

As of November 1, 2009, approximately 60 of our 2,129 employees were unionized. Although we have good labor relations with these unionized employees, we have little control over union activities and could face difficulties in the future. Our collective bargaining agreement with a union in York, Pennsylvania covering approximately 42 employees expires in December 2009. We are in the process of negotiating with the union to renew this agreement. Our collective bargaining agreement with a union in New Rochelle, New York covering approximately 18 employees expires in January 2012. Labor organizing activities could result in additional employees becoming unionized. We cannot assure you that we will be able to negotiate new collective bargaining agreements on similar or more favorable terms or that we will not experience work stoppages or other labor problems in the future at our unionized and non-union facilities. We could experience a disruption of our operations or higher ongoing labor costs, which could have an adverse effect on our business and financial condition.

In addition, labor disputes at our suppliers or manufacturers create significant risks for our business, particularly if these disputes result in work slowdowns, lockouts, strikes or other disruptions during our peak importing or manufacturing seasons, and could have an adverse effect on our business, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages and reduced net revenues and net income.

Acts of war, terrorism or epidemics may have an adverse effect on our business.

Acts of war, terrorism or epidemics may have an adverse effect on the economy generally, and more specifically on our business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact our ability to consummate future debt or equity financings and negatively affect our ability to manufacture, source and deliver our products in a timely manner.

We may be subject to potential environmental liability.

We are subject to many federal, state and local requirements relating to the protection of the environment, and we have made and will continue to make expenditures to comply with such requirements. Past and present manufacturing operations subject us to environmental laws that regulate the use, handling and contracting for disposal or recycling of hazardous or toxic substances, the discharge of particles into the air and the discharge of process wastewaters into sewers. We believe that our operations are in substantial compliance with these laws and regulations and we do not believe that future compliance with such laws and regulations will have a material adverse effect on our results of operations, financial condition and cash flow. If environmental laws become more stringent, our capital expenditures and costs for environmental compliance could increase. Under applicable environmental laws we may also become liable for the remediation of contaminated properties, including properties currently or previously owned, operated or acquired by us and properties where wastes generated by our operations were disposed. Such liability can be imposed regardless of whether we were responsible for creating the contamination. We do not believe that any of our existing remediation obligations, including at third-party sites, will have a material adverse effect on our financial results. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated and could have a material adverse effect on our financial results.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission (“FTC”), Consumer Product Safety Commission, (“CPSC”), and state attorneys general in the United States, as well as by various other federal, state, provincial, local and international regulatory authorities in the countries in which our products are manufactured, distributed or sold. If we fail to comply with those regulations, we could become subject to significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net sales.

Our failure to comply with FTC, CPSC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of our products.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in fiscal 2006 we identified the existence of a material weakness in our internal control over financial reporting which we have subsequently remediated.

Any failure to implement and maintain the improvements in the controls over our financial reporting, or difficulties encountered in the implementation of these improvements in our controls, could cause us to fail to meet our reporting obligations. Any failure to improve our internal controls to address an identified weakness could also cause investors to lose confidence in our reported financial information, which could have a negative impact on our company. There can be no assurance that we will not discover weaknesses in our internal control over financial reporting in the future.

50